Exhibit 99.2

Par Pacific Announces Cash Tender Offers for Any and All of its Subsidiaries’ Outstanding

7.750% Senior Secured Notes Due 2025 and 12.875% Senior Secured Notes Due 2026

HOUSTON, February 15, 2023 — Par Pacific Holdings, Inc. (NYSE: PARR) (“Par Pacific”) today announced that Par Petroleum, LLC (the “Company”) and Par Petroleum Finance Corp. (together with the Company, the “Issuers”) commenced cash tender offers to purchase (i) any and all of the approximately $281,000,000 outstanding aggregate principal amount of the Issuers’ 7.750% Senior Secured Notes due 2025 (the “2025 Notes”), and (ii) any and all of the approximately $31,314,000 outstanding aggregate principal amount of the Issuers’ 12.875% Senior Secured Notes due 2026 (the “2026 Notes” and, together with the 2025 Notes, the “Notes”), with a portion of the net proceeds from the Issuers’ concurrent entry into a private senior secured term loan B due 2030. The tender offers are being made pursuant to an offer to purchase and related notice of guaranteed delivery, each dated as of February 15, 2023. The tender offers will expire at 5:00 p.m., New York City time, on February 23, 2023 (as such time and date may be extended, the “Expiration Time”). Tendered Notes may be withdrawn at any time before the Expiration Time.

Under the terms of the tender offers, holders of the Notes that are validly tendered and accepted at or prior to the Expiration Time, or holders who deliver to the tender and information agent a properly completed and duly executed notice of guaranteed delivery and subsequently deliver such Notes, each in accordance with the instructions described in the offer to purchase, will receive total cash consideration of $1,021.20 per $1,000 principal amount of 2025 Notes and $1,090.44 per $1,000 principal amount of 2026 Notes (the “Consideration”), plus an amount equal to any accrued and unpaid interest (“Accrued Interest”) up to, but not including, the date on which the Company deposits with The Depository Trust Company the Consideration for the Notes, together with an amount equal to Accrued Interest thereon (the “Settlement Date”), which is expected to be February 28, 2023, subject to satisfaction of the Financing Condition described below.

The tender offers are contingent upon the satisfaction of certain conditions, including the condition that the Issuers shall have raised at least $550 million in gross proceeds from the proposed private senior secured term loan B due 2030 (the “Financing Condition”). The tender offers are not conditioned on any minimum amount of Notes being tendered. The Company may amend, extend or terminate either or both tender offers in its sole discretion.

To the extent any Notes remain outstanding after the consummation of the offers, the Issuers have exercised their optional redemption rights with respect to the outstanding Notes and intend to satisfy and discharge each indenture governing the Notes (the “Indentures”) on the Settlement Date, in accordance with the terms of the Indentures.

The tender offers are being made pursuant to the terms and conditions contained in the offer to purchase and related notice of guaranteed delivery, each dated February 15, 2023, copies of which may be requested from the information agent for the tender offers, D.F. King & Co., Inc., at (877) 732-3617 (Toll-Free) or (212) 269-5550, by email at parr@dfking.com, or via the following web address: www.dfking.com/parr. Wells Fargo Securities, LLC will act as Dealer Manager for the tender offers. Questions regarding the tender offers may be directed to the Dealer Manager at (866) 309-6316 (toll-free) or (704) 410-4756 (collect).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, including the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release does not constitute a notice of redemption under the Indentures.

About Par Pacific

Par Pacific Holdings, Inc. (NYSE: PARR), headquartered in Houston, Texas, owns and operates market-leading energy, infrastructure, and retail businesses. Par Pacific’s strategy is to acquire and develop businesses in logistically complex, niche markets. Par Pacific owns and operates one of the largest energy networks in Hawaii with 94,000 bpd of operating refining capacity, a logistics system supplying the major islands of the state and 90 retail locations. In the Pacific Northwest and the Rockies, Par Pacific owns and operates 61,000 bpd of combined refining capacity, related multimodal logistics systems, and 31 retail locations. Par Pacific also owns 46% of Laramie Energy, LLC, a natural gas production company with operations and assets concentrated in Western Colorado. More information is available at www.parpacific.com.

Forward-Looking Statements

This news release includes certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, including (i) the effects of the continued volatility of commodity prices and the related macroeconomic and political environment, (ii) risks and uncertainties related to the capital markets generally, (iii) the satisfaction of the Financing Condition and (iv) other factors, many of which are outside our control, which could cause actual results to differ materially from such statements. We cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. We do not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. We further expressly disclaim any written or oral statements made by a third party regarding the subject matter of this news release.

For more information contact:

Ashimi Patel

Director, Investor Relations

(832) 916-3355

apatel@parpacific.com

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